EnerJex Resources, Inc.
27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, Kansas 66210

October 30, 2010

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
Black Sable Energy, LLC
J&J Operating, LLC
c/o West Coast Asset Management, Inc.
ATTN:   Atticus Lowe, CIO
1205 Coast Village Road
Montecito, California 93108

Re:	Recapitalization of EnerJex Resources, Inc. through Asset Purchases

Gentlemen:

We are writing to summarize the binding terms and conditions of the proposed transactions (the "Transactions") in which EnerJex Resources, Inc. (the "Company"), will issue certain shares of its restricted common stock, $0.001 par value per share (the "Common Stock") and pay a cash sum to acquire certain assets from J&J Operating, LLC ("J&J"); West Coast Opportunity Fund, LLC ("WCOF"); Montecito Venture Partners, LLC, a controlled affiliate of WCOF ("MVP");  Black Sable Energy, LLC, a controlled affiliate of MVP ("BSE"); and certain other cash investors to be identified (the Company, J&J, WCOF, MVP and BSE are referred to herein collectively as the "Parties" and individually a "Party").

BINDING AND ENFORCEABLE AGREEMENTS

Upon execution of counterparts of this LOI by you, the following lettered paragraphs shall constitute the legally binding and enforceable agreement of WCOF and the Company (in recognition of the significant costs to be borne by WCOF and the Company in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

A.           No Public Disclosure.  None of the Parties shall make any public disclosure concerning the matters set forth in this LOI or the negotiations with respect to the Transactions, except either (i) with the prior written consent of the other Parties, (ii) to the extent required by applicable law, or (iii) upon execution of the definitive agreements setting forth the terms and conditions of the Transactions (the “Definitive Agreements”).  Notwithstanding the foregoing, the parties acknowledge that the members of MVP will need to consent to the Transactions and authorize MVP to disclose the terms of the Transactions to such members on a confidential basis for the sole purpose of obtaining their consent to the Transactions and such related transactions as may be necessary or convenient for enabling MVP to participate in the Transactions.  When disclosure is permitted under this Paragraph A, the disclosing Party first shall provide the other Parties an opportunity to review and comment upon the proposed disclosure and shall incorporate reasonable suggestions from the other Parties.

B.           Operations.   During the period from and after the signing of this LOI and ending on November 30, 2010 (the "Termination Date"), the Company shall operate its business in the ordinary course consistent with past practice and shall refrain from entering into material contracts or other material transactions or from modifying any material contracts, including compensation or benefit arrangements, without first discussing such matters with WCOF.

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
J&J Operating, LLC
Black Sable Energy, LLC	2	October 30, 2010

C.           No Shop

(i)           Subject to the exception set forth in Paragraphs C(ii), C(iii) and C(iv), below, until the earliest of (a) the execution of the Definitive Agreements, (b) the Termination Date, or (c) the mutual termination of this LOI (such period, the "Restricted Period"), neither the Company nor any subsidiary of the Company nor any of the Company's officers or directors (or any representative acting on their behalf) shall directly or indirectly solicit or provide any information to or enter into any agreement with any corporation, other entity, or person other than WCOF, MVP, BSE, J&J, or any of their respective affiliates, concerning any acquisition of any of the securities of, or all or substantially all of assets of, the Company or any merger of the Company or any subsidiary of the Company or any sale of any material assets or any sale of any shares of the Company or any of its affiliates, other than pursuant to outstanding compensatory stock options, warrants, convertible debentures, other contractual commitments made and approved by the Company's Board of Directors prior to October 27, 2010 or with entities that have executed non-disclosure or other agreements with the Company prior to October 27, 2010.  If, during the Restricted Period, the Company, any of its subsidiaries, or any officer, director, employee, representative or other agent of the Company or any of its subsidiaries, receives any inquiry or offer from any other company or person with respect to the acquisition of the Company, its securities, or all or any material portion of its assets (whether by stock purchase, asset acquisition, merger, or otherwise), then the Company immediately shall advise WCOF of such inquiry in detail or offer (including all terms thereof) and provide to WCOF copies of all written documents memorializing or relating to such inquiry or offer.

(ii)          Notwithstanding the provisions of Paragraph C(i), above, during the Restricted Period, the Company shall be entitled to negotiate with investors approved by WCOF (the "Approved Investors") regarding the terms and conditions on which the Approved Investors may purchase shares of the Company's Common Stock pursuant to a common stock offering contemplated under the terms of the Transactions.

(iii)        Notwithstanding the provisions of Paragraph C(i), above, if at any time during the Restricted Period, the Company receives a written proposal from a third party for the acquisition of a majority of the Company’s securities or assets, a merger of the Company with or into any other entity, or any other similar transaction with the Company (an “Acquisition Proposal”), and if the Board of Directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under Nevada law, and that such Acquisition Proposal constitutes or is reasonably expected to lead to a "Superior Proposal" (as defined below), then the Company may (x) furnish, pursuant to an acceptable confidentiality agreement, information with respect to the Company to the third party who has made such Acquisition Proposal; provided that the Company shall promptly (and in no event later than 24 hours) provide WCOF any material information concerning the Company that is provided to any third party given such access which was not previously provided to the Parties; and (y) engage in or otherwise participate in discussions or negotiations with the third party making such Acquisition Proposal; provided, further, that the Company shall promptly (and in no event later than 24 hours) provide to WCOF (i) a written summary of the material terms of such Acquisition Proposal (including the pricing, terms, conditions and other material provisions and the identity of the proposed party or parties to such proposed Acquisition Transaction) and (ii) if such Acquisition Proposal is in writing, a copy of such Acquisition Proposal.   For purposes of the foregoing, the term “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the third party making the proposal, and if consummated, would result in a transaction in which (i) the Company’s senior secured debentures are redeemed in full for cash at maturity without requiring the debenture holders to forfeit any Company shares of common stock, and (ii) the Company’s Board of Directors unanimously agree that the value of the Company’s common shares would exceed the value resulting from completion of the Transactions),

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
J&J Operating, LLC
Black Sable Energy, LLC	3	October 30, 2010

(iv)          Notwithstanding the provisions of Paragraph C(i), above, the Board of Directors of the Company may enter into a definitive agreement with respect to an Acquisition Proposal, if and only if, prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under Nevada law, and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given the Parties at least ten (10) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal to the Parties), (x) the Company has negotiated in good faith with the Parties during such notice period to the extent the Parties wish to negotiate, to enable the Parties to revise the terms of this LOI such that it would cause the Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this LOI proposed in writing by the Parties, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to the Parties an additional notice and the notice period shall have recommenced, except that the notice period shall be at least two (2) business days.

D.           Break-up Fee.  As the sole remedy of WCOF, MVP, BSE and J&J, if the Company either breaches its obligations under this LOI (including but not limited to the "no shop" provisions in Paragraph C, above) or the Definitive Agreements, or exercises the "fiduciary out" described in Paragraph C(iii) and C(iv), above, and fails to close the Transactions contemplated herein, and within 120 days after the date of the last day of the Restricted Period, the Company signs a letter of intent or other agreement relating to the acquisition of all or substantially all of the Company's assets or any of the securities of the Company (except for outstanding compensatory stock options, warrants, convertible debentures, or other contractual commitments made and approved by the Company's Board of Directors prior to October 27, 2010), whether directly or indirectly and whether through purchase, merger, consolidation, or otherwise, and such transaction is ultimately consummated, then immediately upon the closing of such transaction, the Company shall pay to WCOF a transaction break-up fee equal to Seven Hundred Fifty Thousand Dollars ($750,000).

E.           Access.  Subject to the terms and conditions of that certain "Confidentiality Agreement" among BSE, J&J, West Coast Asset Management, Inc. ("WCAM"), and the Company previously executed (the "Nondisclosure Agreement"), the Company shall afford WCAM's, WCOF's, J&J's, and Approved Investors' employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate, and audit the assets, contracts, operations, and other records of the Company and its subsidiaries before Closing.  WCAM, WCOF, J&J, Approved Investors, and their respective representatives shall conduct such inspection, investigation, and audit in a reasonable manner during regular business hours.

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
J&J Operating, LLC
Black Sable Energy, LLC	4	October 30, 2010

F.           Consents.  The Company, WCOF, MVP, and BSE shall cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders and others, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transactions contemplated by this LOI and the Definitive Agreements.

G.           Reasonable Business Efforts.   The Company, WCOF, MVP, J&J and BSE shall negotiate in good faith and use their reasonable business efforts to arrive at a mutually acceptable Definitive Agreements for approval, execution, and delivery on the earliest reasonably practicable date.   The Company, WCOF, MVP, J&J and BSE shall thereupon use their reasonable business efforts to effect the Closing and to proceed with the transactions contemplated by the Definitive Agreement as promptly as is reasonably practicable.

H.            Costs and Risk.  The Company, WCOF, MVP, J&J and BSE each shall be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisers, incurred at any time in connection with pursuing or consummating the Definitive Agreements and the transactions contemplated thereby and each assume the risk and expense of attempting to negotiate the Definitive Agreements and close the Transactions.

I.           Termination. In addition to termination pursuant to Paragraph B, above, either Party hereto may terminate this LOI if the Definitive Agreements are not signed on or before the Termination Date, and thereafter this LOI shall have no force and effect and the Parties shall have no further obligations hereunder except with respect to the provisions of Paragraph H, above, which shall survive the termination of this LOI (provided that the termination of this LOI shall not affect the right and power of a Party to enforce against the other Party any claims for such other Party’s breach of these Binding and Enforceable Agreements prior to such termination).

J.           Governing Law.   This LOI and the Definitive Agreements shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to application of the conflict of law principles thereunder.

K.           Miscellaneous.  This LOI (i) constitutes the entire agreement among the Parties concerning the subject matter hereof, except for that certain non-binding letter of intent of an even date hereof, and supersedes all prior and contemporaneous understandings, whether oral or written, regarding such subject matter, and (ii) these Binding and Enforceable Provisions may not be modified or amended, except by a written instrument hereafter executed by the Party sought to be charged by such modification or amendment.   This LOI may be executed in counterparts, each of which shall be deemed an original and both of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto.  A copy of this LOI that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
J&J Operating, LLC
Black Sable Energy, LLC	5	October 30, 2010

If the provisions of this LOI are acceptable, then please sign and date this LOI in the spaces provided below and return a copy to me.  If this LOI is not so accepted and delivered to me prior to 1:00 p.m., Central Time, on Saturday October 30, 2010, then it shall expire at that time.

We look forward to hearing from you.

Sincerely,

EnerJex Resources, Inc., a Nevada corporation

By:	/s/ Steve Cochennet
Steve Cochennet, CEO/President

[Acceptance appears on the following page.]

West Coast Opportunity Fund, LLC
Montecito Venture Partners, LLC
J&J Operating, LLC
Black Sable Energy, LLC	6	October 30, 2010

Acceptance

The undersigned agrees to and accepts the foregoing terms and conditions of this LOI, and agrees to be legally bound by the provisions of the lettered paragraphs under the heading "Binding and Enforceable Provisions," above.

West Coast Opportunity Fund, LLC	Montecito Venture Partners, LLC

By West Asset Management, Inc.,
its Manager

By/s/ Atticus Lowe	By/s/ Atticus Lowe
Atticus Lowe, Chief Investment Officer	Atticus Lowe, Manager

J&J Operating, LLC	Black Sable Energy, LLC

By: /s/ John Loeffelbein	By: /s/ Robert Watson
John Loeffelbein, Member	Robert Watson, Chief Executive Officer